EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of Edison International of our report dated February 27, 2020 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Edison International's Annual Report on Form 10‑K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
October 29, 2020